Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SPECTRUM PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Spectrum Pharmaceuticals, Inc. 2022 Employment Inducement Incentive Award Plan	Equity	Common Stock, $0.001 par value per share	Rules 457(c) and 457(h)	5,000,000(2)	$0.4200(3)	$2,100,000	$110.20 per million dollars	$231.42

Total Offering Amounts						$2,100,000		$231.42

Total Fee Offsets(4)								$0

Net Fee Due								$231.42

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Registrant’s 2022 Employment Inducement Incentive Award Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan.

(2)	Represents shares of the Registrant’s common stock available for future issuance under the Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed aggregate offering price are calculated based on $0.4200 per share, the average of the high and low prices of the Registrant’s common stock on November 9, 2022, as reported on The Nasdaq Global Select Market.

(4)	The Registrant does not have any fee offsets.